Exhibit 10.6

TALEND S.A.

2017 EMPLOYEE STOCK PURCHASE PLAN (AS AMENDED AND RESTATED ON AUGUST 22, 2019)

NON-QUALIFIED OFFERING DOCUMENT

ADOPTED BY THE BOARD: OCTOBER 31, 2017

AS AMENDED BY THE BOARD: OCTOBER 30, 2019

In this document, capitalized terms not otherwise defined will have the same definitions of such terms as in the Talend S.A. 2017 Employee Stock Purchase Plan (as amended and restated on August 22, 2019), as may be amended from time to time (the “Plan”).  The Offerings (current and future) established under this Offering Document are not intended to meet the requirements set forth under Section 423 of the Code (i.e., a “qualified” offering).

1. GRANT; OFFERING DATE.

(a) On October 30,  2019, the Board delegated Adam Meister,  Chief Financial Officer of the Company (the “Authorized Officer”), the authority to act as administrator of the Plan, including the authority to authorize, amend and terminate Offerings.

(b) The first Offering hereunder (the “Initial Offering”) will begin on such date as the Authorized Officer shall determine and will consist of one Purchase Period that ends on August 17, 2018. Following the Initial Offering, a new Offering will automatically begin on August 20 and February 20 thereafter over the term of the Plan and each new Offering will be approximately six months in duration.  Each Offering will consist of one Purchase Period approximately six months in duration with each Offering and Purchase Period ending on February 19 and August 19 each year.  Each Purchase Date will be the last day of a Purchase Period and an Offering.

(c) Notwithstanding the foregoing: (i) if any Offering Date falls on a day that is not a Trading Day, then such Offering Date will instead fall on the next subsequent Trading Day, and (ii) if the last day of an Offering (and therefore the Purchase Date) falls on a day that is not a Trading Day, then such last day of the Offering (and therefore the Purchase Date) will instead fall on the immediately preceding Trading Day.

(d) Prior to the commencement of any Offering, the Authorized Officer may change any or all terms of such Offering and any subsequent Offerings.  The granting of Purchase Rights pursuant to each Offering hereunder will occur on each respective Offering Date unless (i) prior to such date the Authorized Officer determines that such Offering will not occur, or (ii) no ADSs remain available, as of the Offering Date, for issuance under the Plan in connection with such Offering. The Authorized Officer may also accelerate the Purchase Date of an Offering, or terminate an ongoing Offering without providing for the purchase of ADSs.  If an Offering is terminated early without providing for the purchase of ADSs, each Participant will receive a refund of his or her Contributions (reduced to the extent, if any, such Contributions have been used to acquire ADSs for the Participant on any prior Purchase Date) without interest.

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2. ELIGIBLE EMPLOYEES.

(a) Each Eligible Employee who is an employee of the Company or a Designated Non-423 Company, and has completed the necessary enrollment paperwork (including the enrollment form described below) by the applicable deadline, will be granted a Purchase Right on the Offering Date of such Offering. As of the date hereof, for purposes of this Offering Document, the term “Designated Non-423 Company” means the Related Corporations listed on Exhibit A. Additional Related Corporations may be added to the definition of Designated Non-423 Company prior to any future Offering, consistent with the terms of the Plan, by the Authorized Officer.

(b) Each person who first becomes an Eligible Employee during an Offering will not be granted a Purchase Right under such Offering, but will be eligible to participate in subsequent Offerings.
(c) Notwithstanding the foregoing, the following Employees will not be Eligible Employees or be granted Purchase Rights under an Offering:
(i) Employees who have been employed for less than one month prior to the Offering Date;
(ii) Employees whose customary employment is 20 hours per week or less;

(iii) Employees who individually own securities representing five percent or more of the total combined voting power or value of all classes of shares of the Company or of any Related Corporation (including ownership through unexercised and/or unvested Purchase Rights and options) as described in Section 5(b) of the Plan; or

(iv) Employees residing or working in certain jurisdictions outside of the United States if, as of the Offering Date of the Offering, the grant of such Purchase Rights under this Offering document would not be in compliance with or would not be feasible given the applicable laws, regulations or requirements of any jurisdiction in which the Employee resides or is employed, as determined in the sole discretion of the Authorized Officer.

3. PURCHASE RIGHTS; PURCHASE LIMITS.

(a) Subject to the limitations herein and in the Plan, a Participant’s Purchase Right will permit the purchase of the number of ADSs purchasable with up to 15%  of such Participant’s Earnings paid during the Offering, beginning as of the date such Participant first commences participation in that Offering. In the case of a payroll date that falls after the Purchase Date of an Offering but prior to the Offering Date of the next new Offering in which the Employee is a Participant, Earnings from such payroll will be included in the new Offering (provided the Eligible Employee continues to participate in the new Offering).

(b) For Offerings hereunder, with respect to a Participant, “Earnings” means such Participant’s base salary or base wages (including the value of amounts elected to be deferred by such Participant under any deferred compensation program or arrangement established by the Company or a Related Corporation), but excluding all other items of compensation, including but not limited to the following: overtime pay, commissions, and bonuses, all other cash remuneration

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paid directly to the Participant, including, without limitation, profit sharing contributions, the cost of employee benefits paid for by the Company or a Related Corporation, education or tuition reimbursements, imputed income (whether or not arising under any Company or Related Corporation group insurance or benefit program), traveling expenses, business expense reimbursements, moving expense reimbursements, housing and living allowances, income received, reported or otherwise recognized in connection with options and other equity awards, contributions made by the Company or a Related Corporation under any employee benefit plan, and other similar items of compensation.

(c) However, the maximum number of ADSs that a Participant may purchase on any Purchase Date in an Offering will be such number of ADSs as has a Fair Market Value (determined as of the Offering Date for such Offering) equal to (1) $25,000 multiplied by the number of calendar years in which the Purchase Right under such Offering has been outstanding at any time, minus (2) the Fair Market Value of any other ADSs (determined as of the relevant Offering Date with respect to such ADSs) that, for purposes of the limitation of Section 423(b)(8) of the Code, are attributed to any of such calendar years in which the Purchase Right has been outstanding. In all cases, this $25,000 limit will be determined in accordance with regulations applicable under Section 423(b)(8) of the Code.  In particular, the amount in clause (2) will be determined based on (i) the number of ADSs previously purchased with respect to such calendar years pursuant to such Offering or any other Offering under the Plan, and pursuant to any other Company or Related Corporation plans intended to qualify as an employee stock purchase plan under Section 423 of the Code, and (ii) the number of ADSs subject to other Purchase Rights outstanding on the Offering Date for such Offering pursuant to the Plan and any other such Company or Related Corporation plan intended to qualify as an Employee Stock Purchase Plan.

(d) The maximum number of ADSs that may be purchased on any single Purchase Date by any one Participant is 883 ADSs.

(e) In all cases, the maximum aggregate number of ADSs available to be purchased by all Participants under an Offering will be the number of ADSs remaining available under the Plan on the Offering Date, rounded down to the nearest whole ADS.  If the aggregate number of ADSs to be purchased upon the exercise of all outstanding Purchase Rights on a single Purchase Date under an Offering would exceed the foregoing limit, the Company will make a pro rata allocation (based on each Participant’s accumulated Contributions) on the applicable Purchase Date of the ADSs available (as of the Offering Date) in a uniform and equitable manner.

(f) Any Contributions not applied to the purchase of ADSs as a result of the application of the limits set forth in this Section 3 will not roll over to the next Offering and will instead be refunded to the Participants at the end of the Offering without interest.

4. PURCHASE PRICE.

The purchase price of ADSs under an Offering will be the lesser of: (i) 85% of the Fair Market Value of such ADSs on the Offering Date, and (ii) 85% of the Fair Market Value of such ADSs on the applicable Purchase Date, in each case rounded up to the nearest whole cent per ADS.

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5. PARTICIPATION.

(a) An Eligible Employee’s election to participate in an Offering is effective on the Offering Date. An Eligible Employee must elect his or her Contribution rate on the enrollment form provided by the Company.  For the Initial Offering and for Offerings beginning on or around February 20, the completed enrollment form must be delivered to the Company during the period beginning on January 20 and ending on February 5, unless a different time is set by the Company for all Eligible Employees with respect to such Offering.  For Offerings beginning on or around August 20, the completed enrollment form must be delivered to the Company during the period beginning on July 20 and ending on August 5, unless a different time is set by the Company for all Eligible Employees with respect to such Offering. Contribution rates must be expressed in whole percentages of Earnings, with a minimum percentage of 1% (except as otherwise provided herein) and a maximum percentage of 15%. Contributions may only be made through payroll deductions, unless required by applicable law.

(b) A Participant may increase or decrease his or her Contribution level (including a decrease to 0%), with such change effective as of the next Offering, by delivering the required election form at least five business days (or such other period of time as determined by the Company and communicated to Participants) prior to the start of the Offering for which it is to be effective; provided however, that any decreases to 0% must be made no later than the first day of the last calendar month of the current Offering. However, the Company may determine in its sole discretion at any time, including at any time following the commencement of an Offering, that it will no longer accept Participant requests to increase Contribution levels. Any Participant who has decreased his or her Contribution level to 0% effective as of the next Offering will be withdrawn from the Plan effective as of the first day of that new Offering and may not participate until the next Offering.   To participate in any subsequent Offering, a Participant must elect to participate in such Offering and submit a new enrollment form as described in Section 5(a) above.

(c) A Participant may not increase his or her Contribution level during an Offering as to Contributions to be made during that Offering.  A Participant may decrease (including a decrease to 0%) his or her future Contribution level no more than twice during an Offering.  The Participant must deliver an election form stating the new decreased Contribution level at least five business days (or such other period of time as determined by the Company and communicated to Participants) prior to the payroll date for which it is to be effective; provided however, that any decreases to 0% must be made no later than the first day of the last calendar month of such Offering.  If a Participant has decreased his or her rate of payroll deductions to 0%, the Participant will still participate in the current Offering, and his or her previous Contributions will be applied toward the purchase of ADSs on the Purchase Date. However, any Participant who has decreased her or her Contribution level to 0% will be deemed to have withdrawn effective as of the next Offering and will not be allowed to participate in the next Offering or any subsequent Offering, unless he or she elects to participate in such Offering and submits a new enrollment form as described in Section 5(a) above.

(d) A Participant may withdraw from an Offering and receive a refund of his or her Contributions (reduced to the extent, if any, such Contributions have been used to acquire ADSs for the Participant on any prior Purchase Date) without interest prior to the end of the Offering; provided however, that any election to withdraw must be made no later than the first day of the

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last calendar month of such Offering by delivering the required form of withdrawal notice.  A Participant who has withdrawn from an Offering may not again participate in that Offering, but may participate in subsequent Offerings. To participate in any subsequent Offering, a Participant must elect to participate in such Offering and submit a new enrollment form as described in Section 5(a) above.

(e) Eligible Employees may not make an investment decision regarding participation in an Offering, including electing a Contribution level, until a registration statement covering the ADSs reserved under the Plan for that Offering has been filed by the Company and has become effective.  The Company may establish procedures to enable the purposes of the Plan to be satisfied while complying with applicable securities laws.

(f) Once an Eligible Employee affirmatively enrolls in an Offering and authorizes Contributions (including in connection with the Initial Offering), the Eligible Employee automatically will be enrolled for all subsequent Offerings at the same Contribution rate until he or she (i) elects to change his or her rate of Contributions pursuant to Sections 5(b) and 5(c) above, (ii) elects to withdraw from an Offering pursuant to Section 5(d) above, (iii) is deemed to have withdrawn pursuant to Sections 5(b) and 5(c) above, or (iv) otherwise terminates his or her participation in the Plan (including through termination of employment).

6. PURCHASES.

Subject to the limitations contained herein, on each Purchase Date, each Participant’s Contributions (without any increase for interest) will be applied to the purchase of whole ADSs, up to the maximum number of ADSs permitted under the Plan and the Offering.

7. NOTICES AND AGREEMENTS.

Any notices or agreements provided for in an Offering or the Plan will be given in writing, in a form provided by the Company (including documents delivered in electronic form, if authorized by the Committee). Unless specifically provided for in the Plan or this Offering, notices and agreements will be deemed effectively given upon receipt (including documents delivered in electronic form).

8. OFFERING SUBJECT TO PLAN.

Each Offering is subject to all the provisions of the Plan, and the provisions of the Plan are hereby made a part of the Offering.  The Offering is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In addition, a Participant will be bound by the terms and conditions of any enrollment form entered into by the Participant and any country-specific terms and conditions as set forth in Exhibit B. In the event of any conflict between the provisions of an Offering and those of the Plan (including interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan), the provisions of the Plan will control.

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9. CHANGES TO ONGOING OFFERINGS.

(a) Notwithstanding anything in this Offering Document to the contrary, the Authorized Officer is entitled (i) to limit the frequency and/or number of changes in the amount withheld during an Offering, (ii) to establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (iii) to permit Contributions in excess of the amount designated by a Participant to adjust for mistakes in the Company’s processing of properly completed Contribution elections, (iv) to establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of ADSs for each Participant properly correspond with that Participant’s Contributions, and (v) to establish other limitations or procedures as the Authorized Officer determines in its sole discretion advisable that are consistent with the Plan.  The actions of the Authorized Officer pursuant to this paragraph will not be considered to alter or impair the Purchase Rights granted under this Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under this Offering Document.

(b) Notwithstanding anything in this Offering Document to the contrary, but subject to the terms of the Plan, if the Authorized Officer determines that the operation of an Offering and/or the terms of this Offering Document may result in unfavorable financial accounting or regulatory consequences for the Company, then the Authorized Officer may, in its discretion and, to the extent necessary or desirable, modify or amend the Offering and/or the terms of this Offering Document to reduce or eliminate such adverse accounting or regulatory consequence including, but not limited to:  (1) altering the purchase price of ADSs to be acquired pursuant to rights granted under the Plan for any Offering, including an on-going Offering; (2) shortening any Offering so that the Offering ends on a new Purchase Date, including an on-going Offering; and (3) allocating ADSs.  The actions of the Authorized Officer pursuant to this paragraph will not be considered to alter or impair the Purchase Rights granted under this Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under this Offering Document.

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EXHIBIT A

DESIGNATED COMPANIES

1.	Talend Australia Pty Ltd.
2.	Talend Beijing Technology Co. Ltd.
3.	Talend (Canada) Limited
4.	Talend Germany GmbH
5.	Talend GmbH
6.	Talend Italy S.r.l.
7.	Talend KK
8.	Talend Limited (Ireland)
9.	Talend Limited (United Kingdom)
10.	Talend Netherlands B.V.
11.	Talend Singapore Pte. Ltd.
12.	Talend Sweden AB
13.	Talend Spain, SL
14.	Talend Data Integration Services Private Limited

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EXHIBIT B

ESPP EXHIBIT FOR PARTICIPANTS OUTSIDE THE UNITED STATES

This Exhibit includes additional terms and conditions as well as additional country-specific notices, disclaimers and/or terms and conditions that govern Participant’s participation in the Talend S.A. 2017 Employee Stock Purchase Plan (as amended and restated on August 22, 2019) (the “ESPP” or the “Plan”) if Participant works or resides outside the United States and, if applicable, in one of the countries listed below and that may be material to Participant’s participation in the ESPP.  This Exhibit also includes other terms and conditions that could impact Participant’s participation in the Plan.  Such notices, disclaimers, and/or terms and conditions and disclosures may also apply, as from the date of offer, if Participant moves to or otherwise are or becomes subject to applicable laws or Company policies of a specified country.  Capitalized terms not defined herein shall have the meanings set forth in the Plan, the Offering Document, and/or the enrollment agreement.  This Exhibit forms part of Participant’s enrollment agreement and the Offering Document and should be read in conjunction with the Plan.  By participating in the ESPP, Participant agrees to the terms and conditions of this ESPP Exhibit, the enrollment agreement, the Offering Document, and the Plan.

This Exhibit is based on the securities, foreign exchange, and other laws in effect as of September 2019.  However, such laws are often complex and change frequently and may be out of date at the time that ADSs are purchased under the Plan or when Participant sells ADSs acquired under the Plan or otherwise take any action in relation to the Plan.  In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of a particular result or make any recommendation regarding the ESPP.  Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation prior to taking any action in relation to the Plan.    The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the ESPP.

ADDITIONAL PROVISIONS APPLICABLE TO ALL PARTICIPANTS

Securities Law Notice.  Unless otherwise noted, neither the Company nor the ADSs are registered with any local stock exchange or under the control of any local securities regulator outside the United States.  The enrollment agreement (of which this Exhibit is a part), the Offering Document, the Plan, and any other communications or materials that Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities outside the United States, and the issuance of securities described in any Plan-related documents is not intended for public offering or circulation in Participant’s jurisdiction.

Foreign Exchange Restrictions.    If required by the Company or applicable laws, any cross-border cash remittance made to purchase ADSs under this ESPP or transfer proceeds received upon the sale of ADSs must be made through a locally authorized financial institution or registered foreign exchange agency and may require Participant to provide to such entity certain information regarding the transaction.  Moreover, Participant understands and agrees that the future value of the underlying ADSs is unknown and cannot be predicted with certainty and may decrease in

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value, even below the Purchase Price. Neither the Company nor any Related Corporation or Affiliate is responsible for any foreign exchange fluctuation between local currency and the United States Dollar or the selection by the Company or any Related Corporation or Affiliate in its sole discretion of an applicable foreign currency exchange rate that may affect the value of Participant’s ESPP participation (or the calculation of income or any taxes or other amounts under the ESPP).

Taxes.  Participant’s participation in the Plan may be subject to taxes, tax withholdings, social contributions, required deductions or other payments, if any (“Tax-Related Items”) that may arise upon the offer of Purchase Rights; the purchase, ownership or disposition of ADSs; the receipt of dividends (if any); or otherwise in connection with the ESPP or the ADSs. As a condition to Participant’s enrollment in the Plan and the purchase of any ADSs on Participant’s behalf under the Plan, Participant agrees to make adequate provision for the satisfaction of, and indemnify the Company and any Related Corporation or Affiliate for, all Tax-Related Items,  whether by withholding, direct payment to the Company, or otherwise as determined by the Company in its sole discretion.  Regardless of any action the Company or any Related Corporation or Affiliate takes with respect to any or all applicable Tax-Related Items, Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and which may exceed any amount actually withheld by the Company or Related Corporation or Affiliate.  Participant also acknowledges and agrees that Participant is solely responsible for filing all relevant documentation that may be required in relation to ESPP participation and any ADSs purchased or any Tax-Related Items (other than filings or documentation that is the specific obligation of the Company or any Related Corporation or Affiliate pursuant to applicable laws), such as but not limited to personal income tax returns or reporting statements in relation to Participant’s enrollment in the ESPP, the purchase of ADSs on Participant’s behalf, the holding of ADSs or any bank or brokerage account, the subsequent sale of ADSs, and the receipt of any dividends.  Participant further acknowledges that the Company makes no representations or undertakings regarding the treatment of any Tax-Related Items and does not commit to and is under no obligation to structure the terms or any aspect of the ESPP to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.  Participant also understands that applicable laws may require varying ADS valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of Participant under applicable laws.  Further, if Participant becomes subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company or any Related Corporation or Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Terminating Event.  For the avoidance of doubt, “termination of employment” for purposes of the ESPP only, including Participant’s right to continue participating in the ESPP, will be deemed to occur as of the date Participant is no longer actively providing services as an employee (except, in certain circumstances at the sole discretion of the Company, to the extent Participant is on a Company approved leave of absence and subject to any Company policy or applicable law regarding such leaves) and will not be extended by any notice period or “garden leave” that may be required contractually or under applicable law, unless otherwise determined by the Company in its sole discretion.  The Company shall have the exclusive discretion to determine when Participant is no longer providing services and the date of the termination of employment for purposes of the ESPP.

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Data Privacy.  Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s Personal Data (as defined below) by and among, as applicable, the Company and any Related Corporation or Affiliate or third parties as may be selected by the Company, for the exclusive purpose of implementing, administering, and managing Participant’s participation in the Plan.  Participant understands that refusal or withdrawal of consent will affect Participant’s ability to participate in the Plan; without providing consent, Participant will not be able to participate in the Plan or realize benefits (if any) from the Plan.

Participant understands that the Company and any Related Corporation or Affiliate or designated third parties may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any ADSs, any shares of stock or directorships held in the Company or any Related Corporation or Affiliate, and details of all ADSs or any other entitlement to ADSs awarded, purchased, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Personal Data”).  Participant understands that Personal Data may be transferred to any Related Corporation or Affiliate or third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States, Participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country.  In particular, the Company may transfer Personal Data to the broker or stock plan administrator assisting with the Plan, to its legal counsel and tax/accounting advisor, and to the Related Corporation or Affiliate that is Participant’s employer and its payroll provider.

For more information regarding the collection, use, storage, and transfer of Participant’s Personal Data, Participant should also refer to any applicable policies issued by the Company from time to time relating to data protection and privacy.

Communications.  The Company may, in its sole discretion, decide to deliver any documents related to Participant’s current or future participation in the Plan, ADSs, any other shares of Company stock or any other Company-related documents by electronic means.  By enrolling in the ESPP, whether electronically or otherwise, Participant hereby consents to receive such documents by electronic delivery, consents to the use of electronic signatures and, if applicable, agrees to participate in the Plan and/or receive any such documents through an online or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.  To the extent Participant has been provided with a copy of this Exhibit, the enrollment agreement, the Plan, or any other documents relating to the ESPP in a language other than English, the English language documents will prevail in case of any ambiguities or divergences as a result of translation.

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No Acquired Rights or Employment Rights.  In accepting the offer, Participant acknowledges that the Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time.  The offer under the Plan is voluntary and occasional and does not create any contractual or other right to future eligibility for or participation in the ESPP or any other equity grants, awards, or benefits in lieu of the ESPP, even if the ESPP has been offered repeatedly in the past.  All decisions with respect to future ESPP offers or other awards, if any, will be at the sole discretion of the Company.  In addition, Participant’s participation in the Plan is voluntary, and the ESPP and the ADSs subject to the ESPP are extraordinary items that do not constitute regular compensation for services rendered to the Company or any Related Corporation or Affiliate and are outside the scope of Participant’s employment contract, if any.  The ESPP and the ADSs subject to the ESPP are not intended to replace any pension rights or compensation and are not part of normal or expected salary or compensation for any purpose, including but not limited to calculating severance payments, if any, upon termination. Nothing contained in this Exhibit is intended to constitute or create a contract of employment, nor shall it constitute or create the right to remain associated with or in the employ of the Company or any Related Corporation or Affiliate for any particular period of time.  This Exhibit shall not interfere in any way with the right of the Company or any Related Corporation or Affiliate to terminate Participant’s employment or service at any time, subject to applicable laws.

Imposition of Other Requirements.  The Company reserves the right, without Participant’s consent, to suspend or terminate Participant’s participation in the Plan    or impose other requirements on Participant’s participation in the Plan or on the ADSs or to take any other action to the extent the Company determines it is necessary or advisable in order to comply with applicable laws or facilitate the administration of the Plan.  Participant agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.  Furthermore, Participant acknowledges that the applicable laws of the country in which Participant is residing or working at the time of the ESPP offer, the purchase, holding or sale of ADSs under the ESPP, or otherwise during Participant’s participation in the Plan (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may restrict or prevent participation in the ESPP or subject Participant to additional terms and conditions or procedural or regulatory requirements that Participant is or will be solely responsible for and must fulfill.  Such requirements may be outlined in but are not limited to items listed below in this Exhibit. Notwithstanding any provision herein, Participant’s participation in the Plan shall be subject to any applicable special terms and conditions or disclosures as set forth in the Exhibit.  The Participant also understands and agrees that if he works, resides, moves to, or otherwise is or becomes subject to applicable laws or Company policies of another jurisdiction at any time, certain country-specific notices, disclaimers and/or terms and conditions may apply to him as from the date of offer, unless otherwise determined by the Company in its sole discretion.

Compliance with Laws.    The Company is not obligated, and will have no liability for failure, to issue or deliver any ADSs on a Purchase Date unless such issuance or delivery would comply with applicable laws, with such compliance determined by the Company in consultation with its legal counsel.  Furthermore, Participant understands that the applicable laws of the country in which Participant is residing or working at the time of grant of Purchase Rights and/or purchase of ADSs on a Purchase Date (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent the purchase of ADSs.

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ADDITIONAL PROVISIONS AND DISCLOSURES APPLICABLE TO SPECIFIC COUNTRIES

European Union (“EU”), European Economic Area (“EEA”) & Switzerland

Data Privacy.  For residents of the EU/EEA and elsewhere as may be applicable, the following supplements the Data Privacy section above:

Participant understands and acknowledges:

•The data controller is the Company; queries or requests regarding Participant’s Personal Data should be made in writing to the Company’s representative for privacy-related Plan or ESPP matters, who may be contacted at privacy@talend.com;

•The legal basis for the processing of Personal Data is that the processing is necessary for the performance of a contract to which Participant is a party (namely, this Offering Document); and

•Personal Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan.

Participant may, at any time, access his or her Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data without cost or exercise any other rights they may have in relation to their Personal Data under applicable law, including the right to make a complaint to an EU/EEA data protection regulator.

Australia

Securities Law Information. If Participant acquires ADSs under the ESPP and offers the ADSs for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. Participant should obtain legal advice regarding any applicable disclosure obligations before making any such offer in Australia.

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Canada

Securities Law Notice.  The security represented by the ESPP is offered pursuant to an exemption from the prospectus requirements of applicable securities legislation in Canada.  Participant acknowledges that as long as the Company is not a reporting issuer in any jurisdiction in Canada, the ESPP and the underlying ADSs will be subject to an indefinite hold period in Canada and subject to restrictions on their transfer in Canada.  Subject to applicable securities laws, Participant is permitted to sell ADSs acquired through the ESPP through the designated broker appointed under the Plan, assuming the sale of such ADSs takes place outside Canada via the stock exchange on which the ADSs are traded.

Foreign Share Ownership Reporting.  If Participant is a Canadian resident, Participant’s ownership of certain foreign property (including ADSs of foreign corporations) may be subject to strict annual tax reporting obligations.  Please refer to CRA Form T1135 (Foreign Income Verification Statement) and consult Participant’s tax advisor for further details.  It is Participant’s responsibility to comply with all applicable tax reporting requirements.

Consent to Receive Information in English (Quebec Employees). By accepting the ESPP offer, you confirm having read and understood the Plan, the Offering Document, and the enrollment agreement, which were provided in the English language. You accept the terms of those documents accordingly.  En acceptant l’offre d’ESPP, vous confirmez avoir lu et compris les termes du Plan, le Document d’offre et le Contrat de participation, qui comprennent tous leurs termes et conditions et qui ont été transmis en langue anglaise. Vous acceptez les dispositions de ces documents en connaissance de cause.

China

Exchange Control Requirements.  If Participant is an employee in China, Participant’s participation in the ESPP will be governed by rules imposed by the State Administration of Foreign Exchange (the “SAFE”).  These rules may change from time to time, and the Company will notify Participant of any material changes in the terms of Participant’s participation in the ESPP.  Under current SAFE requirements, the following terms will apply to Participant’s participation in the ESPP:

Sale of ADSs Following Termination of Employment:  In the event of termination of employment, Participant is required to sell ADSs purchased under the ESPP within 6 months following termination of employment regardless of any terms to the contrary in the ESPP.  If Participant fails to sell ADSs purchased under the ESPP within 6 months after termination of employment, Participant hereby authorize the Company and its designated broker to sell any ADSs Participant hold on Participant’s behalf.  Neither the Company nor the broker makes any representations or warranties regarding the sale price of such ADSs.  ADSs will be sold on the market sometime after 6 months after termination of Participant’s employment.  Participant will receive the proceeds (less applicable fees) through the mechanism described below.

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Payment of Proceeds:  When Participant sells ADSs acquired under the ESPP, those proceeds are required to be sent into China through a dedicated SAFE bank account in China.  Participant may not keep the proceeds in the U.S.  Participant’s proceeds will be distributed to Participant from this bank account.  However, delays may occur in delivering Participant’s proceeds to Participant due to the SAFE process the Company must follow in transferring the proceeds to Participant.  The Company will not pay Participant any interest on funds held in this account regardless of how long the funds are held.

Conversion of Proceeds:  Participant may be paid in either U.S. dollars or RMB.  If Participant is paid in local currency, the exchange rate applied will be the applicable exchange rate at the time of the conversion.  If Participant is paid in U.S. dollars, there are restrictions that will apply to Participant in converting the funds to RMB.  The Company accepts no responsibility and makes no warranties regarding the exchange rates that will be applied when funds are converted to RMB.

Tax Withholding:  Taxes will be due on the discount at purchase (i.e., fair market value of ADSs less the purchase price) when Participant purchases ADSs under the ESPP.  These taxes may be withheld from Participant’s paychecks after each purchase date and prior to the time that Participant is able to sell ADSs acquired under the ESPP.

Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Denmark	Employer Statement Please refer to the Danish Employer Statement for more information.

France

Disclosure Statement

Please refer to the Disclosure Statement Pursuant to Art. 1 Para. 4 Lit. (i) of the Regulation (EU) 2017/1129 (the “EU Prospectus Regulation”) for more information set forth in Exhibit C hereto.

Foreign Ownership Reporting. If Participant is a resident of France with any foreign accounts (including foreign brokerage accounts which hold shares or cash), Participant must file an informational return on an annual basis. This informational return is generally required to be submitted at the end of February following the end of the tax year, along with the French resident’s annual personal income tax return. .

Consent to Receive Information in English. By accepting the ESPP offer, you confirm having read and understood the Plan, the Offering Document, and the enrollment agreement, which were provided in the English language. You accept the terms of those documents accordingly.  En acceptant l’offre d’ESPP, vous confirmez avoir lu et compris les termes du Plan, le Document d’offre et le Contrat de participation, qui comprennent tous leurs termes et conditions et qui ont été transmis en langue anglaise. Vous acceptez les dispositions de ces documents en connaissance de cause.

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India

Foreign Exchange Information.    If Participant is a resident of India, Participant shall take all reasonable steps to repatriate to India immediately all foreign exchange received by Participant as a consequence of Participant’s participation in the ESPP.  Proceeds from the sale of ADSs acquired under the ESPP must be repatriated no later than 90 days from the date of sale of the ADSs and any dividends received in relation to the ADSs must be repatriated no later than 180 days of receipt.  Further Participant shall not do, or refrain from doing, anything that has the effect of delaying the receipt by Participant of the whole or part of such foreign exchange or eliminating the foreign exchange in whole or in part to be receivable by Participant.

Please note that Participant should keep the remittance certificate received from the bank where foreign currency is deposited in the event that the Reserve Bank of India, the Company or Participant’s employer requests proof of repatriation.

Ireland

Director Reporting. If Participant is a director or shadow director of the Company or Related Corporation or Affiliate, Participant may be subject to special reporting requirements with regard to the acquisition of ADSs or rights over ADSs.  Participant should contact his/her personal legal advisor for further details if Participant is a director or shadow director.

Italy

Employee Stock Purchase Plan Offering.    This ESPP offer is being made to Participant at Participant’s local office in Italy.  Please note that hard copies of the plan document, enrollment agreement and the Offering Document and other communications relating to Participant’s plan participation may be obtained in hard copy at Participant’s request.  Please contact Mrs. Carmen Perez or Participant’s local HR representative for such documentation.

Data Privacy Consent.    Pursuant to GDPR (General Data Protection Regulation – EU No. 2016/679) and to Legislative Decree No. 196/2003, the Controller of personal data processing is Talend SA with registered offices at 9, rue Pages, 92150 Suresnes, France , and its Representative for privacy purposes is: Emmanuel Samson (esamson@talend.com).

By accepting this offer, Participant agrees to the following:

Participant understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to the GDPR and Legislative Decree No. 196/2003.

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The processing activity, including the communication and transfer of Participant’s Personal Data abroad, including outside of the EU/EEA, as herein specified and pursuant to applicable laws and regulations, does not require Participant’s consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. Participant understands that the use of Participant’s Data will be minimized where it is not necessary for the implementation, administration and management of the Plan.  Participant further understands that, pursuant to Sections 12 to 21 of the GDPR, Participant has the right to, including but not limited to, (i) access, (ii) delete, (iii) update, and (iv) ask for rectification of Participant’s Data as well as to request, from the Controller, the (v) restriction of processing concerning Participant’s Personal Data or to (vi) object to processing, as well as the right to (vii) “data portability”.  Furthermore, Participant is aware that Participant’s Data will not be used for direct marketing purposes.

Japan

Foreign Exchange Information.  If Participant acquires ADSs valued at more than ¥100,000,000 in a single transaction, Participant must file a Securities Acquisition Report with the Ministry of Finance (“MOF”) through the Bank of Japan within 20 days of the purchase of the ADSs. In addition, if Participant pays more than ¥30,000,000 in a single transaction for the Ads at the purchase of the ADSs, Participant must file a Payment Report with the MOF through the Bank of Japan by the 20th day of the month following the month in which the payment was made.  The precise reporting requirements vary depending on whether the relevant payment is made through a bank in Japan. A Payment Report is required independently of a Securities Acquisition Report.  Consequently, if the total amount that Participant pays on a one-time basis at purchase of the ADSs exceeds ¥100,000,000, Participant must file both a Payment Report and a Securities Acquisition Report.

Exit Tax. Please note that Participant may be subject to tax on the ESPP purchase rights, even prior to purchase, if Participant relocates from Japan and continues to participate in the ESPP, if Participant (1) holds financial assets with an aggregate value of ¥100,000,000 or more upon departure from Japan and (2) maintained a principle place of residence (jusho) or temporary place of abode (kyosho) in Japan for 5 years or more during the 10-year period immediately prior to departing Japan.  Participant should discuss Participant’s tax treatment with Participant’s personal tax advisor.

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Singapore

Securities Law Notice.  This ESPP offer and the ADSs to be issued upon a purchase hereunder shall be made available only to an employee of the Company or its Related Corporation or Affiliate, in reliance on the prospectus exemption set out in Section 273(1)(f) of the Securities and Futures Act (Chapter 289) of Singapore (“the SFA”) and is not made with a view to the ADSs so issued being subsequently offered for sale or sold to any other party in Singapore.  Participant understands and acknowledges that the ESPP, this Exhibit and/or any other document or material in connection with this offer and the ADSs thereunder have not been and will not be lodged, registered or reviewed as a prospectus by the Monetary Authority of Singapore. Any and all ADSs to be issued hereunder shall therefore be subject to the general resale restriction under Section 257 of the SFA, and Participant undertakes not to make any subsequent sale in Singapore, or any offer of sale in Singapore, of any of the ADSs (received upon purchase under the ESPP), unless that sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) other than Section 280 of the SFA.

Director Notification Obligation. If Participant is a member of the board of directors (or a shadow director of the board) of a Related Corporation or Affiliate of the Company in Singapore, Participant may be subject to special reporting requirements with regard to the acquisition of ADSs or rights over ADSs.  Participant should contact his or her personal legal advisor for further details if Participant is a director or shadow director.

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Spain

Foreign Share Ownership Reporting.  If Participant is a Spanish resident, his acquisition, purchase, ownership, and/or sale of foreign-listed stock may be subject to ongoing annual reporting obligations with the Dirección General de Politica Comercial e Inversiones Exteriores (“DGPCIE”) of the Ministerio de Economia, the Bank of Spain, and the tax authorities.  These requirements change periodically, so Participant should consult his personal advisor to determine the specific reporting obligations.

Currently, Participant must declare the acquisition of shares (including ADSs) to DGPCIE for statistical purposes. Participant must also declare the ownership of any ADSs with DGPCIE each January while the ADSs are owned. The relevant forms are Form D6 and, depending on the amount of assets, Form D8.

In addition, if Participant performs transactions with non-Spanish residents or holds a balance of assets and liabilities with foreign parties higher than €1,000,000, Participant may be required to report such transactions and accounts to the Bank of Spain.  The frequency (monthly, quarterly or annually) of the notification will vary depending on the total value of the transactions or the balance of assets and liabilities.

If Participant holds assets or rights outside of Spain (including ADSs acquired under the Plan), Participant may also have to file Form 720 with the tax authorities, generally if the value of Participant’s foreign investments exceeds €50,000.  Please note that reporting requirements are based on what Participant has previously disclosed and the increase in value and the total value of certain groups of foreign assets.

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United Kingdom

Withholding of Tax.  The following supplements the Taxes section in this Exhibit: If payment or withholding of the Tax-Related Items is not made within ninety (90) days of the end of the UK tax year in which the event giving rise to the Tax-Related Items occurs (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected Tax-Related Items will constitute a loan owed by Participant to the employer, effective on the Due Date.  Participant agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the employer may recover it at any time thereafter by any of the means referred to in the taxes section of this Exhibit.  Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), Participant will not be eligible for such a loan to cover the Tax-Related Items.  In the event that Participant is a director or executive officer and the Tax-Related Items are not collected from or paid by Participant by the Due Date, the amount of any uncollected Tax-Related Items will constitute a benefit to Participant on which additional income tax and national insurance contributions will be payable.  Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime.

HMRC National Insurance Contributions.  The following supplements the Taxes section of this Exhibit: Participant agrees that:

(a)Tax-Related Items within the Taxes section of the Exhibit shall include any secondary class 1 (employer) National Insurance Contributions that:

(i)  any employer (or former employer) of the Participant is liable to pay (or reasonably believes it is liable to pay); and

(ii)  may be lawfully recovered from the Participant; and

(b)if required to do so by the Company (at any time when the relevant election can be made) the Participant shall:

(i)make a joint election (with the employer or former employer) in the form provided by the Company to transfer to the Participant the whole or any part of the employer’s liability that falls within the Taxes section of this Exhibit; and

(ii)enter into arrangements required by HM Revenue & Customs (or any other tax authority) to secure the payment of the transferred liability.

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EXHIBIT C

TALEND S.A.

2017 Employee Stock Purchase Plan (As Amended and Restated on August 22, 2019) (the “ESPP”)

Disclosure Statement for Eligible Employees

in the European Union/European Economic Area

This statement summarizes the information required to be provided to employees of Talend S.A.’s subsidiaries who are eligible to participate in the ESPP and located in the European Union (“EU”)/European Economic Area (“EEA”) countries where Talend S.A. is relying on the Employee Share Plan Exemption pursuant to Art. 1 para. 4 lit. (i) of the Regulation (EU) 2017/1129 (the “Regulation”) and the relevant laws of such EEA/EU countries.  Additional information regarding the ESPP is available at https://Shareworks.solium.com or by contacting Bobbi Miller, the Company’s Stock Plan Administrator at (650) 539-3200 or stockadmin@talend.com.

Issuer

The issuer of the securities offered under the ESPP is Talend S.A. (“Talend”), a company incorporated under the laws of France, with its registered office at 9, rue Pages, 92150 Suresnes, France.  Additional information regarding the issuer, including its latest publicly filed financial statements over the prior 12 months) may be found at http://investor.talend.com/financial-information/sec-filings.

Purpose and Grounds for Offer and Period of Offer

Talend adopted the ESPP to provide eligible employees of Talend and certain subsidiaries and affiliates the opportunity to share in Talend’s growth and to purchase American Depositary Shares (which are already issued and admitted for sale on the NASDAQ Global Market LLC) at a discounted price.  Talend, by means of the ESPP, seeks to secure and retain eligible employees and to provide incentives for such persons to exert maximum efforts for the success of Talend and its related corporations and affiliates.  The ESPP will continue in effect until Talend’s Board of Directors terminates the ESPP accordance with the rules of the ESPP.

Eligibility

Generally, any individual who has completed at least one month of employment at Talend or a related corporation on a basis under which he or she is regularly expected to work 20 or more hours per week is eligible to participate in the ESPP.

Participation

An eligible employee may voluntarily enroll in the ESPP by completing the online enrollment procedures on the plan broker’s website at https://Shareworks.solium.com during an open

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enrollment period. There are two enrollment periods per year (unless a different time is set by Talend): (i) one that begins on January 20 and ends on February 5,  for offerings that begin on February 20; and (ii) one that begins on July 20 and ends on August 5, for offerings that begin on August 20.  Generally, participants must enroll for an offering that consists of a 6-month purchase period, with purchases occurring at the end of 6-month purchase period.  As part of the enrollment process, the employee will need to agree to the terms and conditions set out the ESPP Offering Document, including the Exhibit of country-specific provisions for participants outside the United States.

Employees may change their rate of payroll deductions or contribution amounts effective as of the next offering and withdraw from the ESPP via the plan broker’s website at https://Shareworks.solium.com.  A participant who withdraws from the ESPP may again become a participant by completing the enrollment process at the next open enrollment period.

Type of Securities and Maximum Number of ADSs available under the ESPP

The securities offered under the ESPP are Talend S.A.’s American Depositary Receipts (“ADSs”),  each representing one ordinary share, nominal value €0.08 per share.  Talend’s ADSs are traded on the NASDAQ Global Market LLC (“NASDAQ”) under the symbol “TLND” with the ISIN: US8742242071.  The U.S. security identification (CUSIP) number for the Company’s common stock is 874224207.

The issuer will not request the admission of the securities to another regulated market or a multilateral trading system.  The maximum total number of ADSs that is authorized for purchases under the ESPP is 679,484 ADSs.  Limitations on each individual employee’s ESPP purchases apply as described below under “Limitations on Purchase of ADSs”.

Rights and Restrictions Applicable to the Securities, and Procedures for Exercising Those Rights

When an eligible employee enrolls in the ESPP, the employee must authorize his or her contribution amount through payroll deductions (or another method, if payroll deductions are prohibited under applicable law) by electing a whole percentage between 1% and 15% of his or her earnings (before tax withholding or other deductions).

On each purchase date, which is generally the end of each purchase period on or around February 19 and August 19 of each year,  ADSs are automatically purchased on behalf of participants using their accumulated contributions.  The number of ADSs purchased will depend on the price of an ADS, the amount of contributions and the limitations on the purchase of ADSs as set out below and in the ESPP document, the ESPP prospectus and ESPP Offering Document.  Any contribution amount remaining after the purchase of whole ADSs will be returned to the participant, without interest, as soon as administratively practicable after the end of the offering.

Once the participant acquires ADSs, he or she will have full shareholder rights.  Talend’s ADSs carries the following rights: (i) one vote per share; and (ii) the right to receive any dividends as may be declared on the ADSs by the Board of Directors from time to time.

A participant may sell ADSs purchased under the ESPP at any time he or she chooses, subject to compliance with any applicable securities laws, insider trading policies and applicable blackout

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periods.  The procedures by which a participant may sell ADSs are established by the plan broker (i.e., Solium Capital) or such other broker, financial institution or third party at which the ADSs are held at the time of sale.  The participant assumes the risk of any market fluctuations in the price of the ADSs.

Offering Period and Purchase Period

Each offering includes one six-month purchase period.  Purchase periods begin twice per calendar year: (i) one typically runs from 20 February through 19 August, and (ii) the other runs from 20 August through 19 February of the next year.

Purchase Price

The purchase price of an ADS purchased on a purchase date is 85% of the lesser of the closing price on the NASDAQ on the following dates: (i) the first day of the offering (i.e., the then-current 6-month purchase period) and (ii) the purchase date (i.e., the last day of the then-current 6-month purchase period).

Limitation on Purchase of ADSs

A participant may not purchase more than 883 ADSs on any purchase date and may not purchase more than US$25,000 worth of ADSs (valued at the beginning of the relevant offering) in any calendar year.  There is no minimum on the number of ADSs that can be purchased.

Total Amount of the Offer

The total amount of the offer will depend on the total number of ADSs purchased and the price at which those ADSs were purchased in a subscription period.

Risk

This document is not meant to be a basis for individual investment decisions and is therefore not an invitation to buy/sell Talend’s ADSs or participate/withdraw from the ESPP.  Information on the past performance of Talend’s ADSs does not permit forecasts for the future. The value of Talend’s ADSs may rise and fall and the participating employee may not receive his or her full investment in return.  In some cases, this can lead to a total loss.  In addition, exchange rate fluctuations can significantly affect the value of Talend’s ADSs.

In addition, this document is not a prospectus prepared in accordance with the Regulation or any measures made under that Regulation or the laws of any EU Member State or EEA treaty adherent state that implement that Regulation or those measures; has not been reviewed, prior to its being issued, by any regulatory authority in any other EU Member State or EEA treaty adherent state; and therefore may not contain all the information required where a prospectus is prepared pursuant to that Regulation or those laws.

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